Exhibit 99.1

Company Contact:		Investor Relations:
Richard Garr, President	(301) 366-4960	Equity Communications
Media Contact:	Planet Communications	Ira Weingarten	(805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Release: September 8, 2008

NEURALSTEM CEO TO SPEAK ON ALS PANEL AT WORLD STEM CELL SUMMIT

Rockville, MD, September 8, 2008—Neuralstem Inc., CEO, Richard Garr, will be a featured panelist discussing stem cells and ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig’s disease) at the 2008 World Stem Cell Summit in Madison, Wisconsin, on September 22, at 2:00 CDT. In a presentation prior to the panel, Mr. Garr will talk about Neuralstem’s plans for an ALS trial and give an update of the Company’s filing status with the FDA.

The World Stem Cell Summit (http://www.worldstemcellsummit.com) is sponsored by the Genetics Policy Institute, the University of Wisconsin-Madison Stem Cell & Regenerative Medicine Center and WiCell Research Institute, Inc.

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego. The Company expects to file its first IND (Investigational New Drug) application with the FDA for ALS in the fall.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended June 30, 2008.

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